Exhibit 10.4

May 7, 2012

Eric Foss
_________________
_________________

Dear Eric:

On behalf of ARAMARK Corporation (the “Company”), I am extremely pleased to offer you the position of Chief Executive Officer and President of the Company (“CEO”), in accordance with the general terms and conditions of this letter agreement. As CEO, you will report to the Board of Directors of the ARAMARK Holdings Corporation (the “Board”) and will have such duties and authorities as are set forth in the Company’s by-laws or as are assigned from time to time by the Board. You will also be elected to and serve as a member of the Board, without additional compensation for such service, so long as the Company is controlled by investment funds associated with or designated by GS Capital Partners, CCMP Capital Investors, J.P. Morgan Partners, Thomas H. Lee Partners and Warburg Pincus. Thereafter, you will be included as a nominee for election to the Board at each annual shareholders meeting which occurs while you are CEO, in accordance with the Company’s by-laws. Your employment with the Company will be at-will and may be terminated by the Company at any time, subject to the terms and conditions of that certain ARAMARK Corporation Agreement Relating to Employment and Post-Employment Compensation to be executed by and between you and the Company in the form attached to this letter agreement as Exhibit A.

With respect to compensation for your services as CEO, you will receive the following compensation and benefits, from which the Company shall be entitled to withhold any amount required by law:

(i)
The Company shall pay you a base salary (“Base Salary”) at the initial rate of $1,350,000 per annum, payable in accordance with the customary payroll practices for senior executives of the Company. The compensation committee of the Board (“Committee”) shall review your performance on a periodic basis and, in its sole discretion, may (but is not required to) increase your Base Salary. Any such increased salary shall thereafter be your Base Salary.

(ii)
You will receive a guaranteed six month pro-rated bonus for fiscal year 2012. The amount of the bonus will be equal to $1,012,500 (calculated based on the amount of the full year annual target bonus of $2,025,000 set forth in clause (iii) below multiplied by one-half), payable at such time as bonuses are paid in respect of fiscal year 2012 under the Company’s Bonus Plan (as defined below).

(iii)
Commencing in fiscal year 2013, the Company shall provide you with an annual cash target bonus opportunity that will be determined annually by the Committee, with an initial target of 150% of your Base Salary (your “Target Bonus”), payable upon the Company’s achievement of certain performance targets established annually by the Committee, consistent with current practice based on management’s recommendation of the annual business plan, all pursuant to the terms of the Company’s Senior Executive Annual Performance Bonus Plan (the “Bonus Plan”).

(iv)	With respect to fiscal year 2013, your total annual cash (i.e., your Base Salary and Target Bonus opportunity) and equity-based compensation package will be based on total annual compensation values at the 75th percentile of our market peer group of companies at the time the Committee shall establish your fiscal year total annual compensation package (the “75th Percentile”), which package will be determined by the Committee in consultation with the Company’s third-party compensation consultant, consistent with the Company’s valuation practices as in effect on the date of this letter. The equity-based portion of such total annual compensation package for fiscal year 2013 will be comprised solely of NQSO Grants (as defined below) valued on a Black-Scholes basis consistent with the Company’s practice as in effect on the date of this letter, to be granted in the month of June 2013. With respect to your total annual compensation package in respect of fiscal year 2014, the Company shall take into consideration your total annual compensation framework in respect of fiscal years 2012 and 2013 (including the fact that your total annual compensation package will have been targeted at the 75th Percentile, the fact that your compensation included NQSO Grants and other relevant factors), with the actual total annual compensation package for such fiscal year to be determined by the Committee in good faith based on your and the Company’s performance. Any NQSO Grants that are a part of your total annual compensation package for fiscal year 2012, 2013 and any fiscal year thereafter will be granted pursuant to the Company’s Management Stock Incentive Plan, as the same may be amended from time to time (or any successor plan), with one half of such options to be subject to service vesting conditions and the remaining one half to be subject to both service vesting and performance vesting conditions.

(v)
You (and your dependants, as applicable) will be eligible to participate in such employee benefit plans, and receive such perquisites, as senior executives of the Company are eligible to participate in and receive, respectively, from time to time. The Company will also reimburse you for reasonable business expenses in accordance with the Company’s reimbursement policy.

(vi)
You will be entitled to all perquisites that are from time to time applicable to the Chairman and Chief Executive Officer and other senior executives of the Company under the Company’s policies in place from time to time.

(vii)
You will be entitled to (A) a one-time signing bonus of $500,000, which is intended to compensate you for expenses relating to commuting and relocating, and (B) other benefits under the Company’s relocation policy that is from time to time applicable to senior executives of the Company.

In addition to the foregoing, you will receive the following opportunities to acquire shares of common stock of our parent company, ARAMARK Holdings Corporation’s common stock (“Common Stock”):

(a)
Promptly after the Company receives its next valuation report of the Common Stock (anticipated to occur in the month of June 2012), you will make an initial investment of $3,750,000 in the Common Stock at a per share purchase price equal to the fair market value of one share of Common Stock on the date of such purchase. You will be asked to sign a subscription agreement relating to the investment which will provide, among other things, that you will become a party to the Stockholders Agreement and Registration Rights Agreement referred to below, you will be a “Senior Manager” and “Management Stockholder” under such Agreements and the shares purchased will be treated in the same manner as “Original Shares” under such Agreements.

(b)
You will be granted an installment stock purchase opportunity to purchase 500,000 shares of Common Stock, which option shall have a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant of such option. We anticipate that the date of grant of this option will be in the month of June 2012 and will be pursuant to the form of Installment Stock Purchase Opportunity Agreement attached as Exhibit B to this letter agreement

(such option, an “ISPO Grant”). The first tranche of the ISPO Grant will cover 100,000 shares of Common Stock, and will be immediately exercisable upon grant in order for you to make an investment in our Common Stock, which you will exercise promptly following such date of grant.

(c)
With respect to fiscal year 2012, you will also be entitled to a grant of a non-qualified stock options to purchase shares of Common Stock, which option shall have a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant of such option. We anticipate that the date of grant of this option will be in the month of June 2012 and will be pursuant to the form of Non Qualified Stock Option Agreement attached to this letter agreement as Exhibit C (any option granted pursuant to such form, a “NQSO Grant”). The NQSO Grant to be made to you in June 2012 will be comprised of a “time vesting” option on 725,000 shares of Common Stock, which option will vest subject to your continued service with the Company, and a “performance vesting” option on 725,000 shares of Common Stock, which option will vest subject both to your continued service with the Company and the requirement that the Company achieve certain performance conditions; provided, however, that the “performance vesting” portion of the NQSO Grant to be made in June 2012 that is scheduled to vest based on the Company’s achievement of the EBIT Target (as such term is defined in Exhibit C attached hereto) in respect of fiscal year 2012 shall become fully vested on the relevant Vesting Date (as defined in Exhibit C) so long as you remain employed with the Company through such vesting date, whether or not such EBIT Target is in fact achieved in fiscal year 2012. Except as provided in the proviso of the foregoing sentence, all of the ISPO Grants and NQSO Grants to be made to you will be subject to terms and conditions that are similar to those applied to the ISPO Grants and NQSO Grants held by other members of ARAMARK’s Management Committee (except as otherwise modified by the forms of the agreement attached to this letter agreement), and the forms of the agreements containing such terms and conditions which have been provided to you as attached to this letter agreement, as well as the Stockholders Agreement, as amended and the Registration Rights Agreement previously provided to you (all such agreements, the “Equity Agreements”). Note that, for the avoidance of doubt, none of your equity-based compensation referenced in this letter agreement or otherwise constitute “employee benefits” as such term is used in the definition of “Good Reason” contained in Schedule A of Exhibit A to this letter agreement.

Additionally, as CEO, you will be required to hold Common Stock having a fair market value equal to six times your Base Salary, all in accordance with ARAMARK’s stock ownership guidelines, as in effect from time to time.

You hereby represent to the Company that the execution and delivery of this letter agreement by you and the performance by you of your duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound. You shall be entitled to serve on up to two (2) boards of directors or trustees of a business corporation or other for-profit business entity; provided that you agree that your appointment to and continued service on any such board of directors (other than the two boards of directors on which you serve as of the date hereof) shall be subject to the prior approval of the Board. You shall also be entitled to serve on such other not-for-profit boards of directors as you may elect; provided, however, that you agree that substantially all of your business time shall be spent in the furtherance of your duties under this letter agreement.

The offer of employment hereunder is subject to your satisfactory completion of the Company’s hiring procedures. If the foregoing terms and conditions (including the terms of the agreement set forth in Exhibit A attached to this letter agreement and the Equity Agreements) are acceptable and agreed to by you, please countersign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned. This letter agreement will be subject to the laws of the State of Pennsylvania.

Sincerely,

/s/ ROBERT J. CALLANDER
Robert J. Callander
Chairman, Compensation and
Human Resources Committee
ARAMARK Holdings Corporation

Accepted and agreed this 7th day of May, 2012.

/s/ ERIC FOSS
Eric Foss